UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 8, 2015
ALPHATEC HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-52024	20-2463898
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5818 El Camino Real, Carlsbad, CA		92008
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (760) 431-9286
(Former Name or Former Address, if Changed Since Last Report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 5, 2016 (the “Second Amendment Effective Date”), Alphatec Holdings, Inc. (the “Company”) entered into a Limited Waiver and Second Amendment to the Facility Agreement (the “Second Amendment”) with Deerfield Private Design Fund II, L.P., Deerfield Private Design International II, L.P. and Deerfield Special Situations Fund, L.P. (collectively, “Deerfield”). The Second Amendment increases the interest rate under the Facility Agreement dated as of March 17, 2014, by and between the Company and Deerfield, as amended (the “Facility Agreement”), from 8.75% per annum to 14.75% per annum. In addition, the Second Amendment provides that the Company may elect to have (i) until August 30, 2016, six percent (6%), and (b) thereafter, three percent (3%), in each case, of the interest on the outstanding principal amount under the Facility Agreement paid in kind, which would be added to the outstanding principal amount under the Facility Agreement and bear interest at the interest rate of 14.75% per annum (the “PIK Interest”). All accrued and unpaid PIK Interest is due and payable when the outstanding amounts under the Facility Agreement are due and payable thereunder or are fully repaid, whichever occurs first. The Second Amendment also contains an amendment fee in the amount of $600,000, which is due and payable in installments of $200,000 on each of the third, fourth and fifth anniversaries of the Facility Agreement; provided, that all unpaid amendment fees shall be due and payable when the outstanding amounts under the Facility Agreement are due and payable or are fully repaid, whichever occurs first. The Second Amendment also changes the date March 31, 2017 to March 31, 2018, as the date through which the Company must pay interest in the event the Company prepays amounts outstanding under the Facility Agreement prior to such date. Finally, the Second Amendment contains a waiver of the defaults under the Facility Agreement discussed below in Item 2.04 of this Form 8-K.

The foregoing summary of the Second Amendment is not complete and is qualified in its entirety by reference to the Second Amendment, a copy of which the Company intends to file with the Company’s Quarterly Report on Form 10-Q for the period ending March 31, 2016.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On December 8, 2015, the Company determined that it had been out of compliance with one of its financial covenants (the “Covenant”) under its existing amended and restated credit facility (the “MidCap Credit Facility”) with MidCap Financial, LLC (“MidCap”) in June, August, September, October and November of 2015. The Covenant required the Company, on a monthly basis, to meet or exceed a minimum fixed charge coverage ratio. Historically, the Company had made such calculation by excluding any debt repayment related to the MidCap term loans when calculating this fixed charge coverage ratio. On December 8, 2015, after reviewing the MidCap Credit Facility with MidCap, it was determined that such methodology was incorrect, and that any debt repayment related to the MidCap term loans should be included when calculating this fixed charge coverage ratio. When the Company recalculated the fixed charge coverage ratio in accordance with this new methodology, the breaches of the Covenant were discovered. The Company’s non-compliance with the Covenant constitutes an event of default under the MidCap Credit Facility (the “MidCap Covenant Default”). As previously disclosed by the Company, the MidCap Credit Facility matures in August 2016. The Company has alerted MidCap of the Company’s non-compliance with the Covenant, which would allow MidCap, in the absence of a waiver, to require immediate repayment of the approximately $57 million outstanding under the MidCap Credit Facility, which would have a material adverse effect on the Company’s financial condition, operating results and liquidity. MidCap provided waivers of the event of default under the MidCap Credit Facility for each of June, August, September, October and November of 2015.

As discussed in Item 1.01 of this Form 8-K above, since March 2014, the Company has also been the borrower under the Deerfield Facility Agreement (and together with the MidCap Credit Facility, the (“Credit Facilities”). The MidCap Covenant Default constitutes a cross-default under the Deerfield Facility Agreement. The Company has alerted Deerfield of the MidCap Covenant Default, which would allow Deerfield, in the absence of a waiver, to require immediate repayment of the approximately $26 million outstanding under the Deerfield Facility Agreement, which would have a material adverse effect on the Company’s financial condition, operating results and liquidity. As discussed above under Item 1.01 of this Form 8-K, under the Second Amendment, Deerfield provided waivers of the event of default under the Deerfield Facility Agreement for each of June, August, September, October, November and December of 2015.

The Company anticipates that it will be out of compliance with the Covenant in December of 2015. The Company has received a waiver of this default from Deerfield, however the Company has not received a waiver of this default from MidCap. While the Company is engaged in negotiations with MidCap regarding a waiver, the Company has no current reason to believe that MidCap will require immediate repayment of the approximately $57 million currently outstanding under the MidCap Credit Facility. Until a waiver is obtained, MidCap has the right to declare such amount immediately repayable. There is no assurance that the Company will be in compliance with the Covenant or any of its other financial covenants under the Credit Facilities in January 2016 or thereafter. If the Company has a default in January 2016 or thereafter and does not obtain waivers in the future from MidCap and Deerfield, they would each have the right to declare their respective debts to be due immediately, which are approximately $57 million and approximately $26 million, respectively.

Item 4.02(a) Non Reliance on Previously Issued Financial Statements or a Related Audited Report or Completed Interim Review.

On February 5, 2016, the Company’s Audit Committee of its Board of Directors (the “Audit Committee”) concluded, after review and discussion with management and the Company’s independent registered public accounting firm, Ernst & Young LLP, that the Company’s unaudited condensed consolidated financial statements for the quarters ended June 30, 2015 and September 30, 2015, as reported in the Quarterly Reports on Form 10-Q for the three-month periods ended June 30, 2015 (the “June 2015 Form 10-Q”) and September 30, 2015 (the “September 2015 Form 10-Q”) (collectively, each of the June 2015 Form 10-Q and the September 2015 Form 10-Q shall be referred to as the “Form 10-Qs”) should no longer be relied upon.

The Company reflected the amount outstanding under the MidCap Credit Facility (the “MidCap Liability”) and the Deerfield Facility Agreement (the “Deerfield Liability”, and together with the MidCap Liability, the “Liabilities”) in the long-term debt, less current portion line item of its unaudited condensed consolidated balance sheet in the June 2015 Form 10-Q. However, based on the information disclosed above, the Company now believes that it was not in compliance with one of its financial covenants at June 30, 2015 and that the Liabilities should be included in the current portion of long-term debt line item of its unaudited condensed consolidated balance sheet at June 30, 2015 in the June 2015 Form 10-Q. Additionally, based on the information disclosed above, the Company now believes that it was not in compliance with the Covenant at September 30, 2015 and that the Deerfield Liability should be included in the current portion of long-term debt line item of its unaudited condensed consolidated balance sheet at September 30, 2015 in the September 2015 Form 10-Q. The Company has also concluded that it failed to design effective controls to assess whether it was in compliance with the debt covenants. This deficiency resulted in a material weakness in its internal control over financial reporting.

The Company expects to refile its restated unaudited condensed consolidated financial statements for the quarters ended June 30, 2015 and September 30, 2015, in the form of an amendment to each of the Form 10-Qs, as soon as practicable.

The Audit Committee has discussed the matters disclosed in this Current Report on Form 8-K with Ernst & Young LLP.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHATEC HOLDINGS, INC. (Registrant)

Date: February 8, 2016	/s/ Ebun S. Garner, Esq.
Ebun S. Garner, Esq.
General Counsel and Senior Vice President